EXHIBIT 21

ALEXANDER’S, INC.

SUBSIDIARIES OF REGISTRANT

Alexander’s of Brooklyn, Inc.
Alexander’s Kings Plaza, LLC
Alexander’s of Rego Park II, Inc.
Alexander’s of Rego Park III, Inc.
Alexander’s Rego Shopping Center Inc.
Alexander’s of Flushing, Inc.
ALX of Paramus LLC
Kings Parking, LLC
731 Commercial Holding LLC
731 Commercial LLC
731 Office One Holding LLC
731 Office One LLC
731 Office Two Holding LLC
731 Office Two LLC
731 Retail One, LLC
731 Restaurant, LLC
Alexander’s Management LLC
Alexander’s Construction LLC
Rego II Borrower LLC
Fifty Ninth Street Insurance Company LLC
Kings Plaza TEP LLC
Alexander's of Rego Residential LLC